Riviera Holdings Corporation
                             2901 Las Vegas Boulevard South
                                   Las Vegas NV 89109
                           Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                                  www.rivierahotel.com



FOR FURTHER INFORMATION


AT THE COMPANY                              INVESTOR RELATIONS
Phil Simons, Treasurer and CFO              Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                       (208) 241-3704 Voice
(702) 794-9442 Fax                         (208) 232-5317 Fax
Email:  psimons@theriviera.com              Email:   betsytruax_hartman@msn.com


FOR IMMEDIATE RELEASE


             RIVIERA REPORTS RESULTS FOR SECOND QUARTER 2008


         LAS VEGAS, NV - August 7, 2008 -- Riviera Holdings Corporation (AMEX:
RIV) today reported financial results for the three and six-month periods ended June 30, 2008.

Second Quarter 2008

          Net revenues for the second quarter of 2008 were $45.6 million, a decrease of $8.1 million, or 15 percent, from $53.7 million for the comparable period in the prior year. Income from operations for the second quarter of 2008 was $5.0 million, a decrease of $4.4 million, or 47 percent, from $9.4 million for the comparable period in the prior year. Income from operations for the second quarter of 2008 included $927,000 in corporate payroll and related expenses compared to $1.0 million in the comparable period in the prior year, $249,000 in equity compensation costs compared to $354,000 in the comparable period in the prior year and $22,000 in mergers and acquisitions and development costs compared to $238,000 in the comparable period in the prior year.

         Adjusted EBITDA (1) for the second quarter of 2008 was $8.9 million, a decrease of $4.4 million, or 33 percent, from $13.3 million for the comparable period in the prior year. Adjusted EBITDA (1) consists of earnings before interest, income taxes, depreciation, amortization, equity-based compensation, asset impairments, and mergers, acquisitions and development costs, as described within footnote 1 to the financial summary table below. Adjusted EBITDA (1) was 19 percent and 25 percent of total revenues for the three months ended June 30, 2008 and June 30, 2007, respectively.

         Net income for the second quarter of 2008 was $10.1 million, or $0.80 per share on a fully diluted basis, an increase of $6.5 million, from $3.6 million, or $0.28 per share on a fully diluted basis, for the comparable period in the prior year. Net income included $4.3 million and $6.7 million in interest expense, net of interest income, for the second quarters ending June 30, 2008 and June 30, 2007, respectively. The decrease in interest expense, net of interest income, was due primarily to more favorable interest rate terms associated with our new credit agreement, executed June 2007. Net income also included $9.3 million and $0.8 million in gain on our interest rate swap derivative for the second quarters ending June 30, 2008 and June 30, 2007, respectively. The gain on our interest rate swap derivative had no effect on cash or cash equivalents and is the result of a change in the cost of terminating our interest rate swap derivative agreement. The cost of terminating the agreement, which is reflected as a long-term liability on our financial statements and fluctuates with changes in interest rates, was approximately $12.3 million as of June 30, 2008.

         William L. Westerman, the Chief Executive Officer of Riviera Holdings Corporation, said, "It was a challenging quarter as management continued to focus on optimizing profits during these difficult economic times. It was the perfect storm with deteriorated economic conditions, high fuel prices, the effects of a Colorado smoking ban, and the impact of neighboring construction projects in Las Vegas. Most of our revenue loss was attributable to less play on our slot machines at both properties. There are few direct costs required to operate our slot machines; therefore, management was forced to reduce other costs and expenses in order to offset declines in slot machine revenue. I am proud that our team was able to quickly adapt to the changing business conditions and preserve income from operations, while continuing to deliver exceptional customer service."

Six Months Ended June 30, 2008

         Net revenues for the six months ended June 30, 2008 were $93.6 million, a decrease of $12.1 million, or 12 percent, from $105.7 million a year ago. Income from operations for the six months ended June 30, 2008 was $11.8 million, a decrease of $6.6 million, or 36 percent, from $18.4 million for the comparable period in the prior year. Included in income from operations for the first six months of 2008 was $1.9 million in corporate payroll and related expense compared to $2.0 million a year ago, $432,000 in equity-based compensation costs compared to $553,000 a year ago and $45,000 in mergers, acquisitions and development costs compared to $288,000 a year ago.

         Adjusted EBITDA (1) was $19.2 million, a decrease of $6.5 million, or 25 percent, from $25.7 million for the comparable period in 2007. Adjusted EBITDA (1) was 21 percent and 24 percent of total revenues for the six months ended June 30, 2008 and June 30, 2007, respectively.

         Net income for the six months ended June 30, 2008 was $4.3 million, or $0.34 per share on a fully diluted basis, a decrease of $1.8 million, from $6.1 million, or $0.49 per share on a fully diluted basis, for the comparable period in 2007. Net income included $8.5 million and $13.1 million in interest expense, net of interest income, for the six months ending June 30, 2008 and June 30 2007, respectively. The decrease in interest expense, net of interest income, was due primarily to more favorable interest rate terms associated with our new credit agreement, executed June 2007. Net income also included $1.0 million and $0.8 million in gain on our interest rate swap derivative for the six months ending June 30, 2008 and June 30, 2007, respectively. The gain on our interest rate swap derivative had no effect on cash or cash equivalents and is the result of a change in the cost of terminating our interest rate swap derivative agreement.

         "While it has been a difficult first half of 2008, the financing we secured in 2007 enabled us to reduce interest costs by $5.5 million for the six months ended June 30, 2008. We have reinvested these savings into our room renovation project at our Las Vegas property, which is proceeding on schedule. I anticipate that our new room product will give us a competitive edge and deliver excellent return on investment. In addition, during the first six-month period of 2008, we have streamlined our operating costs and structure, and have added key management team members. I strongly believe that we are poised to weather the current economic conditions and capitalize on any future opportunities," commented Mr. Westerman.


Riviera Las Vegas

         Net revenues for the three months ended June 30, 2008 were $34.5 million, a decrease of $5.7 million, or 14 percent, from $40.2 million for the comparable period in the prior year. Income from operations for the three months ended June 30, 2008 was $4.2 million, a decrease of $3.6 million, or 46 percent, from $7.8 million for the comparable period in the prior year. Adjusted EBITDA
(1) for the three months ended June 30, 2008 was $6.2 million, a decrease of $3.2 million, or 34 percent, from $9.4 million for the comparable period in the prior year.

         Net revenues for the six months ended June 30, 2008 were $71.0 million, a decrease of $7.7 million, or 10 percent, from $78.7 million for the comparable period in the prior year. Income from operations for the six months ended June 30, 2008 was $9.8 million, a decrease of $4.9 million, or 34 percent, from $14.7 million for the comparable period in the prior year. Adjusted EBITDA (1) for the six months ended June 30, 2008 was $13.6 million, a decrease of $4.4 million, or 24 percent, from $18.0 million for the comparable period in the prior year.

         Casino revenues for the three months ended June 30, 2008 decreased $3.0 million, or 17 percent, from the comparable period in the prior year. The decrease in casino revenues was primarily due to lower slot revenues as a result of reduced hotel occupancy and the weakened economy's impact on discretionary spending and consumer sentiment. Net room division revenues for the three months ended June 30, 2008 decreased $1.6 million, or 11 percent, from the comparable period in the prior year. The decrease in net room division revenue was due to a 33 percent decrease in leisure segment occupied room nights as a result of less travel due to higher fuel prices and the weak economy. Occupancy for the three months ended June 30, 2008 was 83 percent compared to 94 percent for the comparable period in the prior year. During the second quarter, on average, approximately 10 percent of the hotel rooms were out of order due to construction related to our room renovation project. Occupancy, based on total hotel rooms, was 77 percent for the three months ended June 30, 2008. Average daily room rate for the three months ended June 30, 2008 was $90.53 compared to $80.75 for the comparable period in the prior year. The increase in average daily room rate was primarily due to higher contracted convention business room rates and increases in our leisure segment room rates.

          Casino revenues for the six months ended June 30, 2008 decreased $5.2 million, or 16 percent, from the comparable period in the prior year. The decrease in casino revenues was primarily due to lower slot revenues as a result of reduced hotel occupancy and the weakened economy's impact on discretionary spending and consumer sentiment. Net room division revenues for the six months ended June 30, 2008 decreased $2.0 million, or 7 percent, from the comparable period in the prior year. The decrease in net room division revenue was primarily due to a 31 percent decrease in leisure segment occupied room nights due to reduced travel primarily as a result of higher fuel prices and the weak economy. Occupancy for the six months ended June 30, 2008 was 83 percent compared to 94 percent for the comparable period in the prior year. During the second quarter, on average, approximately 5 percent of the hotel rooms were out of order due to construction related to our room renovation project. Occupancy, based on total hotel rooms, was 77 percent for the six months ended June 30, 2008. Average daily room rate for the six months ended June 30, 2008 was $95.17 compared to $85.15 for the comparable period in the prior year.

         "This has been a challenging quarter within the Las Vegas market. The substantial increase in fuel prices and general pessimism toward the economy has negatively impacted our business. Our rooms and gaming divisions have suffered with lower occupancy levels and less gaming revenues per occupied room. Moreover, casino "walk-in" customer visitations have been negatively impacted as a result of encumbered access due to neighboring construction projects. Within our rooms division, leisure segment customer demand has softened significantly; however, convention business remains relatively strong. We have reduced leisure segment room rates to combat weakened demand and are optimistic that our room renovation project, which is nearing completion, will enable us to continue repositioning the brand and growing revenue per occupied room. To offset the significant decrease in revenues, we have aggressively cut operating costs in an effort to maintain our operating profit margins," commented Robert Vannucci, Chief Operating Officer of Riviera Las Vegas.

Riviera Black Hawk

         Net revenues for the three months ended June 30, 2008 were $11.1 million, a decrease of $2.4 million, or 18 percent, from $13.5 million for the comparable period in the prior year. Income from operations for the three months ended June 30, 2008 was $2.0 million, a decrease of $1.2 million, or 38 percent, from $3.3 million for the comparable period in the prior year. Adjusted EBITDA
(1) for the three months ended June 30, 2008 was $3.5 million, a decrease of $1.3 million, or 28 percent, from $4.9 million for the comparable period in the prior year.

         Net revenues for the six months ended June 30, 2008 were $22.6 million, a decrease of $4.4 million, or 16 percent, from $27.0 million for the comparable period in the prior year. Income from operations for the six months ended June 30, 2008 was $4.3 million, a decrease of $2.2 million, or 33 percent, from $6.5 million for the comparable period in the prior year. Adjusted EBITDA (1) for the six months ended June 30, 2008 was $7.4 million, a decrease of $2.3 million, or 23 percent, from $9.7 million for the comparable period in the prior year.

         "The Black Hawk market has suffered with the implementation of the smoking ban combined with the significant fuel price increase and slumping economic climate. Consequently, our slot machine revenue, which comprises approximately 95 percent of our total revenues, decreased $2.3 million, or 18 percent, and $4.2 million, or 16 percent, for the three and six months ended June 30, 2008, respectively. To offset revenue losses, our property management team has aggressively controlled expenses. I believe these efforts will enable us to benefit from resurgence in customer demand," said Mr. Westerman.

Conference Call Information

         In conjunction with the release of the second quarter 2008 financial results, Riviera Holdings Corporation will broadcast a conference call at 2 p.m. Eastern Daylight Time today, Thursday, August 7, 2008. Investors can listen to the call via the Internet at www.rivierahotel.com or by dialing (888) 801-6497. The conference call rebroadcast will be available at (888) 203-1112, code 6326543.

Forward -Looking Statements

         The forward-looking statements in this news release, which reflect our best judgment based on factors currently known to us, involve significant risks and uncertainties including the hotel and casino market conditions, refinancing opportunities and interest rates, increases in energy costs, general economic and political conditions, financing requirements, expansion and modernization objectives and timetables, regulatory requirements and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Our actual results may differ materially from what is expressed or implied in our forward-looking statements. We do not plan to update our forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

About Riviera Holdings Corporation

         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera Holding Corporation's stock is listed on the American Stock Exchange under the symbol RIV.

                                - Tables Follow -

Riviera Holdings Corporation
Financial Summary
(Amounts in thousands except per share amounts)

                              Three Months Ended June 30              Six Months Ended June 30
                             --------------------------              ------------------------
                               2008     2007      Var     %Var      2008      2007      Var     %Var
                               ----     ----      ---     ----      ----      ----      ---     ----
Net Revenues:

Riviera Las Vegas             $34,525 $40,185 $(5,660)   -14.1%   $70,975   $ 78,657 $(7,682)   -9.8%
Riviera Black Hawk             11,090  13,480  (2,390)   -17.7%    22,602     27,035  (4,433)  -16.4%
                             --------------------------          ------------------------------
  Total Net Revenues           45,615   53,665 (8,050)   -15.0%    93,577    105,692 (12,115)  -11.5%
Operating Income:

Riviera Las Vegas              4,215    7,795  (3,580)   -45.9%     9,754     14,705  (4,951)  -33.7%
Riviera Black Hawk             2,027    3,253  (1,226)   -37.7%     4,339      6,509  (2,170)  -33.3%
Mergers, Acquisitions and
Development Costs, net           (22)    (238)    216    -90.8%      (45)      (288)     243   -84.4%
Equity-Based Compensation       (249)    (354)    105    -29.7%     (432)      (553)     121   -21.9%
Corporate Expenses              (927)  (1,017)     90      8.8%   (1,872)    (1,973)     101     5.1%
                             ---------------------------         ------------------------------
  Total Operating Income       5,044    9,439  (4,395)   -46.6%    11,744    18,400   (6,656)  -36.2%

Adjusted EBITDA (1):

Riviera Las Vegas               6,249    9,405 (3,156)   -33.6%    13,620    18,012   (4,392)   -24.4%
Riviera Black Hawk              3,530    4,877 (1,347)   -27.6%     7,433     9,692   (2,259)   -23.3%
Corporate Expenses              (927)   (1,017)    90      8.8%    (1,872)   (1,973)     101      5.1%
                             --------------------------          ----------------------------
  Total Adjusted EBITDA         8,852   13,265 (4,413)   -33.3%    19,181    25,731   (6,550)   -25.5%

Adjusted EBITDA Margins (2):
Riviera Las Vegas               18.1%    23.4%   -5.3%              19.2%     22.9%    -3.7%
Riviera Black Hawk              31.8%    36.2%   -4.3%              32.9%     35.8%    -3.0%
Consolidated                    19.4%    24.7%   -5.3%              20.5%     24.3%    -3.8%

   Net income                 $10,073   $3,574 $6,499              $4,290    $6,136  $(1,846)
EARNINGS PER SHARE DATA:

Weighted average basic
shares outstanding             12,408   12,322      86             12,375    12,291       84
Basic earnings per share        $0.81   $0.29     $0.52             $0.35    $0.50    $(0.15)

Weighted average diluted
shares outstanding             12,570   12,605     (35)            12,551    12,557       (6)
Diluted earnings per share      $0.80   $0.28     $0.52             $0.34     $0.49   $(.015)




(1) Adjusted EBITDA consists of earnings before interest, income taxes, depreciation, amortization, equity-based compensation, the effects of the accounting for our interest rate swap agreement, and mergers, acquisitions and development costs, net, as shown in the reconciliation with net income (loss) in the tables below in this release. Adjusted EBITDA is presented solely as a supplemental disclosure because we believe that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies by certain investors. We use property-level EBITDA (earnings before interest, income taxes, depreciation, amortization and corporate expense) as the primary measure of our business segment properties' performance, including the evaluation of our operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of our operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report EBITDA or Adjusted EBITDA may calculate it in a different manner than we do. A reconciliation of net income (loss) to Adjusted EBITDA is included in the tables below in this release.

(2)      Adjusted EBITDA margins represent Adjusted EBITDA divided by Net
         Revenues.

Riviera Holdings Corporation and Subsidiaries
Reconciliation of Net Income (Loss) to
Adjusted EBITDA                                                                    Mergers
(Amounts in thousands)    Net       Other              Operating         Equity  Acquisitions,
                         Income     Income    Gain on   Income   Depre-   Based  Development Management  Adjusted
                         (Loss)   (Expense) Derivatives (Loss)   ciation    Comp    & Costs     Fee        EBITDA
Second Quarter 2008:

Riviera Las Vegas          $4,226 $      11     $  -     $ 4,215  $2,472        -          -    $ (438)   $  6,249
Riviera Black Hawk            712    (1,315)       -       2,027   1,065        -          -       438       3,530
Corporate                   5,135    (2,976)    9,309     (1,198)    -        249         22         -        (927)
                           -------  -------- ------------ ------- ------   ---------- --------- -------- ---------
                          $10,073   $(4,280)  $ 9,309    $ 5,044  $3,537    $ 249    $    22     $   -     $ 8,852

Second Quarter 2007:

Riviera Las Vegas          $7,850    $   55        -     $ 7,795  $2,273        -          -    $ (663)    $ 9,405
Riviera Black Hawk          1,339    (1,914)       -       3,253     961        -          -       663       4,877
Corporate                 (5,615)    (4,833)     827      (1,609)     -        354        238        -      (1,017)
                           -------  -------- ------------ ------- ------   ---------- --------- -------- ---------
                          $ 3,574   $(6,692)     827     $ 9,439  $3,234     $ 354     $  238     $  -      $13,265

Six Months Ended
June 30, 2008:

Riviera Las Vegas          $9,782     $   28       -     $ 9,754  $4,824        -          -    $ (958)     $13,620
Riviera Black Hawk          1,717    (2,622)       -       4,339   2,136        -          -       958        7,433
Corporate                  (7,209)   (5,862)    1,002    (2,349)     -        432         45        -       (1,872)
                           -------  -------- ------------ ------- ------   ---------- --------- -------- ---------
                           $4,290   $(8,456)   $1,002    $11,744  $6,960     $432        $45      $ -       $19,181

Six Months Ended
June 30, 2007:

Riviera Las Vegas        $ 14,794      $ 89        -      14,705  $4,541        -          -  $ (1,234)    $18,012
Riviera Black Hawk          2,697    (3,812)       -       6,509   1,949        -          -     1,234       9,692
Corporate                (11,355)    (9,368)      827     (2,814)    -        553         288       -       (1,973)
                           -------  -------- ------------ ------- ------   ---------- --------- -------- ---------
                          $6,136   $(13,091)     $827    $18,400  $6,490     $553        $288     $ -      $25,731

Balance Sheet Summary
                                     June 30,    Dec 31,
                                        2008      2007
                                    ----------------------
Cash and short term investments     $23,289   $28,820
Restricted cash                       2,772     2,772
Total current assets                 33,432    40,211

Property and equipment, net         178,627   172,865

Total assets                        217,260   218,462
Total current liabilities            22,096    26,666
Long-term debt, net of current
portion                             225,358   225,287

Total shareholders' deficiency      (43,004) (47,826)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)  Three Months Ended   Six Months Ended
                                                     June 30                 June 30
                                                2008      2007       2008      2007
                                            -------------------- ---------------------
Revenues:
  Casino                                     $25,580   $30,887    $49,546   $59,006
  Rooms                                       13,553    15,150     29,423    31,464
  Food and beverage                            7,503     8,773     15,548    16,961
  Entertainment                                3,256     3,451      6,633     5,857
  Other                                        1,603     1,645      3,479     3,357
                                            -------------------- ---------------------
       Total                                  51,495    59,906    104,629   116,645
   Less promotional allowances                 5,880     6,241     11,052    10,953
                                            ------------------------------------------
            Net revenues                      45,615    53,665     93,577   105,692
                                            -------------------- ---------------------
COSTS AND EXPENSES:
  Direct costs and expenses of operating
       departments:
    Casino                                    12,418    14,359     24,839    28,611
    Rooms                                      6,404     7,048     13,268    14,099
    Food and beverage                          5,516     6,338     11,342    12,479
    Entertainment                              2,078     2,043      4,361     3,669
    Other                                        328       338        656       675
  Other operating expenses:
    General and administrative                10,019    10,274     19,930    20,428
    Mergers, Acquisitions and Development
        Costs, net                                22       238         45       288
    Equity-Based Compensation                    249       354        432       553
    Depreciation and amortization              3,537     3,234      6,960     6,490
                                            -------------------- ---------------------
            Total costs and expenses          40,571    44,226     81,833    87,292
                                            -------------------- ---------------------
INCOME FROM OPERATIONS                         5,044     9,439     11,744    18,400
                                            -------------------- ---------------------
OTHER EXPENSE:
  Interest expense, Net                      (4,371)   (7,606)     (8,696)  (14,174)
  Interest Income                                91       914         240     1,083
  Gain on Derivatives                         9,309       827       1,002       827
                                            -------------------- ---------------------
            Total other income (expense)      5,029    (5,865)     (7,454)  (12,264)
                                            -------------------- ---------------------
NET INCOME:                                 $10,073    $3,574      $4,290    $6,136
                                            ==================== =====================
EARNINGS PER SHARE DATA:
Shares used in calculating net income
per common share:

Basic                                        12,408    12,322       12,375    12,291
Diluted                                      12,570    12,605       12,551    12,557
Net Income per common share:
Basic                                       $ 0.81     $0.29        $0.35     $0.50
Diluted                                     $ 0.80     $0.28        $0.34     $0.49